Filed Pursuant to Rule 433

Registration No. 333-166240

No. 333-166240-01

JOINT BOOKRUNNERS:    JPM, WELLS                                 100% POT

CO-MANAGERS:    BARC, BAML, CS, RBC, RBS

SERIES 2012-B

CLS	SIZE(MM)	WAL	S/F	SPREAD	YLD	COUPON	PRICE
A	$325.000	4.99	AAA/AAA	IS+ 90	1.767	1.760	99.99748

SERIES 2012-C

CLS	SIZE(MM)	WAL	S/F	SPREAD	YLD	COUPON	PRICE
A	$200.000	6.24	AAA/AAA	IS+115	2.247	2.230	99.96189
M	10.000	6.24	AA+/AA	IS+225	3.347	3.320	99.97811
B	12.666	6.24	A+/A+	IS+250	3.597	3.570	99.99817
C	33.334	6.24	BBB/BBB	IS+350	4.597	4.550	99.98066

Expected Settlement:    07/19

First Payment Date:    08/15

ERISA Eligible:        YES

Min Denoms:            $1k x $1k

SEC Registered:        YES

B&D:                         SERIES B-> JPM            SERIES C-> WELLS

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com. Any disclaimer below is not applicable and should be disregarded.